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                              Rule 424(b)(3) Prospectus
                              Sec File No. 33-59389

    Supplement to Prospectus dated August 19, 1996

          Reference is made to the Prospectus dated
August 19, 1996 (the "Prospectus") relating to shares of Common Stock, par value $1.00 per share ("Common
Stock"), of Crane Co. (the "Company") which may be sold from time to time by or for the account of nine persons
(collectively, the "Selling Shareholders") who acquired or will acquire shares of Common Stock pursuant to awards under the Crane Co. Stock Option Plan (the
"Stock Option Plan"), which Prospectus constitutes a resale prospectus as defined in General Instruction C to Form S-8.

          The following information is presented to supplement the information set forth in the Prospectus with respect to the Selling Shareholders and the number of shares of Common Stock owned by them or subject to options granted to them under the Stock Option Plan.

                                 Shares
                                 Subject to   Maximum
                      Shares     Outstanding  Shares to
Selling Shareholder   Owned as   Options as   be Offered
                      of         of           Under this
                      November   November     Prospectus
                      25,        25,1996      (2)
                      1996(1)

R. S. Evans,            745,956      330,000     562,453
Chairman and Chief
Executive Officer
L. H. Clark,              2,326      107,000     107,000
President and Chief
Operating Officer
R. J. Muller, Jr.,      122,160       31,000      73,830
Executive Vice
President
A. I. duPont, Vice          100       15,000      15,000
President, General
Counsel & Secretary
A. D. Pantaleoni,         5,682       25,000      28,600
Vice President-
Health, Safety &
Environmental
R. B. Phillips, Vice     54,223       77,142     104,455
President-Human
Resources
D. S. Smith, Vice         4,989       89,500      89,500
President-Finance
and Chief Financial
Officer
M. L. Raithel,           60,692       94,000     115,267
Controller
G. A. Dickoff,            2,405       41,000      42,475
Treasurer
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(1)  Does not include restricted shares of Common Stock
     granted under the Crane Co. Restricted Stock Award
     Plan which were not vested as of November 25,1996.

(2) Includes shares of Common Stock subject to outstanding options as of November 25, 1996 as well as shares of Common Stock previously acquired upon exercise of Options granted under the Stock
     Option Plan.




November 25, 1996